EXHIBIT (3)(a)(2)

AMENDMENT NO. 2 TO THE

PRINCIPAL UNDERWRITING AGREEMENT

AMENDMENT NO. 2 AND NOVATION TO THE

PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated May 1, 2007 to the Principal Underwriting Agreement, dated as of January 25, 2007, by and between AFSG Securities Corporation (“AFSG”) and Monumental Life Insurance Company (“MON LIFE”) (the “Agreement”).

WHEREAS, effective May 1, 2007, all underwriting and primary distribution activities for variable life insurance and annuity contracts (“Contracts”) and the separate investment accounts (“Account”) issued by MON LIFE have been assigned to Transamerica Capital, Inc. (“TCI”), located at 4333 Edgewood Road N.E. Cedar Rapids, IA 52499.

WHEREAS, effective May 1, 2007, there is a novation of parties to the Agreement, whereby AFSG is replaced by affiliate TCI.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG, TCI and MON LIFE (the “parties”), intending to be legally bound, hereby agree as follows:

1. Agreement Remains Effective. Unless expressly modified by this Amendment and Novation, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2. References to AFSG. All references to AFSG throughout the Agreement shall be changed to TCI to reflect the Novation herein.

3. Entire Agreement and Modification. This Amendment and Novation and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment and Novation on the dates indicated.

TRANSAMERICA CAPITAL, INC.		MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Rob Frederick	By:	/s/ Darin D. Smith
	Rob Frederick		Darin D. Smith

Title:	Executive Vice President	Title:	Vice President
and Chief Operating Officer

AFSG SECURITIES CORPORATION

By:	/s/ Lisa A. Wachendorf
Lisa A. Wachendorf

Title:	Vice President and
Chief Compliance Officer